Exhibit 5

Suite 1050-625 Howe Street Vancouver, BC V6C 2T6	Tel: 1-604-689-0234 Fax: 1-604-688-0094
FOR IMMEDIATE RELEASE
PERU COPPER REPORTS 2007 FIRST QUARTER FINANCIAL RESULTS
Vancouver, British Columbia, Canada, May 15, 2007 - Peru Copper Inc. (TSX:PCR / AMEX:CUP / BVL:CUP) (“Peru Copper” or the “Company”) is involved in the acquisition and exploration of potentially mineable deposits of copper in Peru. On June 11, 2003, Peru Copper entered into the Toromocho Option Agreement (“Toromocho Option”) with a Peruvian state-owned mining company, Empresa Minera del Centro del Peru S.A. (“Centromin”), whereby Centromin granted the Company the option to acquire its interest in the mining concessions and related assets of the Toromocho Project. Centromin later transferred the rights and obligations of the Toromocho Option to Activos Mineros, a Peruvian state-owned mining entity.
Recent Developments
On January 3, 2007, the Company announced that a second copper-zinc zone is being drill tested immediately north of the Toromocho orebody. This skarn mineralization is peripheral to the large collapsed breccia pipe which hosts most of the two billion tonne Toromocho copper orebody.
On January 4, 2007, the Company announced the appointment of Gerald Wolfe to the position of President, Chief Executive Officer and Director of the Company effective January 15, 2007.
On February 5, 2007, the Company announced results from its recent column leach testing at the Toromocho copper deposit. These preliminary test results suggest that the geology of the Toromocho orebody maybe suited to an initial heap leach operation followed several years later by flotation concentration, which could result in a smaller upfront investment from the Company, as well as a shorter timeframe to copper production.
On February 23, 2007, the Company announced the retirement of Mr. Charles Preble from the Board of Directors effective February 28, 2007. Mr. Preble will continue to serve the Company as a consultant.
Financial Results
The Company prepares its financial statements in U.S. dollars and in accordance with accounting policies and practices generally accepted in Canada (“Canadian GAAP”).

Peru Copper expenses all costs not directly related to its exploration and drilling efforts of the Toromocho Project and capitalizes all exploration expenses.
For the three months ended March 31, 2007, the Company recorded a loss of $1.3 million as compared to a loss of $1.0 million for the same period in 2006. Contributing to the Company’s loss was an increase of $0.4 million in management fees and salaries from $0.1 million in the first quarter of 2006 to $0.5 million in the first quarter of 2007. The increase in management fees was primarily due to a severance payment made to a retired management member and management bonuses.
Other items that contributed to the Company’s loss in the first quarter of 2007 included stock-based compensation and travel expenses, which together increased by $0.1 million. The increase in stock-based compensation was due to the vesting of outstanding stock options issued to directors, officers, employees and consultants. The Company capitalizes all stock-based compensation related to the vesting of stock options granted to employees and consultants who work directly on the Toromocho Project and expenses all other stock-based compensation. Travel expenses increased due to the continued development of the Feasibility Study, which is being conducted on the 47 concessions that make up the Toromocho Project. The Feasibility Study is on schedule for completion by the end of the fourth quarter of the current year.
Expenses were partially offset by $0.4 million of interest earned on cash balances and a small foreign exchange gain.
Capitalized Expenses
All of the Company’s $12.8 million of exploration expenses during the first quarter of 2007 have been capitalized under Canadian GAAP to exploration properties and all administration expenses of the Company have been expensed.
The bulk of the capitalized expenses for the first quarter 2007 were related to $8.1 million in acquisition and lease costs associated with the acquisition of Minera Centenario and payments made to Austria Duvaz. These payments were made in accordance with the agreements signed with Austria Duvaz in 2006.
Contributing to the capitalized expenses in the first quarter of 2007 were salaries and consulting fees and expenses of $2.1 million that were related to costs associated with an increasing number of consultants working on the Feasibility Study as well as the approximately 55 employees who normally work on the Toromocho Project. Supplies and general expenses totaled $0.7 million for the three months ended March 31, 2007 due to the accelerated development of the Feasibility Study.
Additional capitalized costs in the first quarter of 2007 include drilling and expenses of $0.5 million, valued added taxes of $0.4 million due to the purchase of supplies and $0.3 million in stock-based compensation for workers and consultants working directly on the Toromocho Project.

For further information please contact Patrick De Witt, Director of Investor Relations at (604) 689-0234 or patrick@perucopper.com.
Cautionary Note to U.S. Investors—The United States Securities and Exchange Commission permits U.S. mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We use certain terms in this press release, such as “mineral deposit”, that the SEC guidelines strictly prohibit U.S. registered companies from including in their filings with the SEC. U.S. Investors are urged to consider closely the disclosure in our Form F-3 Registration Statement, File No. 333-121527, which may be secured from us, or from the SEC’s website at http://www.sec.gov/edgar.shtml.
CAUTIONARY NOTE REGARDING FORWARD LOOKING-STATEMENTS
This news release contains “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995 and applicable Canadian securities legislation. Forward-looking statements include, but are not limited to, statements with respect to the future price of copper and molybdenum, the timing of exploration activities, the mine life of the Toromocho Project, the economic viability and estimated internal rate of return of the Toromocho Project, the estimation of mineral reserves and mineral resources, the results of drilling, estimated future capital and operating costs, future stripping ratios, projected mineral recovery rates and Peru Copper’s commitment to, and plans for developing, the Toromocho Project. Generally, these forward-looking statements can be identified by the use of forward-looking terminology such as “plans”, “expects” or “does not expect”, “is expected”, “budget”, “scheduled”, “estimates”, “forecasts”, “intends”, “anticipates” or “does not anticipate”, or “believes”, or variations of such words and phrases or state that certain actions, events or results “may”, “can”, “could”, “would”, “might” or “will be taken”, “occur” or “be achieved”. Forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may cause the actual results, level of activity, performance or achievements of Peru Copper to be materially different from those expressed or implied by such forward-looking statements, including but not limited to: risks related to the exploration and potential development of the Toromocho Project, risks related to international operations, the actual results of current exploration activities, conclusions of economic evaluations, changes in project parameters as plans continue to be refined, future prices of copper, silver, molybdenum and gold, as well as those factors discussed in the section entitled “Risk Factors” in the Form F-3 as on file with the Securities and Exchange Commission in Washington, D.C. and in the section entitled “Narrative Description of the Business — Risks of the Business” in the Annual Information Form of the Company dated March 24, 2005. Although Peru Copper has attempted to identify important factors that could cause actual results to differ materially from those contained in forward-looking statements, there may be other factors that cause results not to be as anticipated, estimated or intended. There can be no assurance that such statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements. Peru Copper does not undertake to update any forward-looking statements that are incorporated by reference herein, except in accordance with applicable securities laws.

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